                                                                      EXHIBIT 12

                           PLATINUM technology, inc.

                      Ratio of Earnings to Fixed Charges
                                (in thousands)

                                                                                                Nine Months Ended
                                                     Years Ended December 31,                     September 30,
                                       ----------------------------------------------------    --------------------
                                        1991         1992      1993      1994      1995          1995        1996

Earnings:
---------
Earnings (loss) before income taxes    $(3,158)     $2,870    $5,393    $  829    $(123,881)   $(56,065)   $(50,516)

Add:
Interest on Debt                           366         389       435       275          745         559         657
                                       -------      ------    ------    ------    ---------    --------    --------

     Earnings                          $(2,792)     $3,259    $5,828    $1,104    $(123,136)   $(55,506)   $(49,859)
                                       -------      ------    ------    ------    ---------    --------    --------

Fixed Charges:
--------------
Interest on Debt                       $   366      $  389    $  435    $  275    $     745    $    559    $    657

     Fixed Charges                     $   366      $  389    $  435    $  275    $     745    $    559    $    657
                                       -------      ------    ------    ------    ---------    --------    --------

Ratio of Earnings to Fixed Charges       (7.63)(1)    8.38     13.40      4.01      (165.28)(1)  (99.30)(1)  (75.89)(1)
                                       =======      ======    ======    ======    =========    ========    ========

(1) Earnings available for fixed charges of $(2,792,000), $(123,136,000), $(55,506,000) and $(49,859,000) were inadequate to cover fixed charges of $366,000, $745,000, $559,000 and $657,000 for the years ended December 31,
     1991 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.